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                                                 EXHIBIT 6(c)

  RESOLVED, the Board of Directors of Golden American Life Insurance Company ("Golden American") hereby authorizes the use of powers of attorney by each Golden American Director and Officer granting to the General Counsel or any Associate General Counsel the authority to sign as attorney-in-fact any and all of Golden American's registration statements to be filed with the Security and Exchange Commission and amendments thereto and any other documents necessary or advisable in connection with Golden American's registration statements or amendments thereto, each such power of attorney becoming effective only upon its manual signature by the Director and/or Officer granting said power of attorney.

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